Exhibit 35

EXECUTION VERSION

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of May 4, 2023 (the “Effective Date”), by and between Coty Inc., a Delaware corporation (the “Company”) and Sue Y. Nabi (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of October 13, 2020 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to reflect a change in, among other things, Executive’s annual bonus and long-term incentive compensation.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.Section 4 is hereby deleted in its entirety and replaced with the following, effective as of the Effective Date:

“Annual Bonus. With respect to each fiscal year of the Company that ends during the Employment Term, beginning with fiscal year 2024, Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target annual bonus opportunity equal to 100% of Executive’s Base Salary (the “Target Bonus”). Annual Bonus awards will be based on the achievement of reasonable performance goals in line with the Company’s past performance and consistent with public and private statements by the Company (which performance goals shall be determined by the Board upon the recommendation of the Remuneration and Nomination Committee (the “RNC”) and in consultation with the Executive); provided that, depending on results, Executive’s actual Annual Bonus may be higher or lower than the Target Bonus, as determined by the Board upon the recommendation of the RNC, with a maximum payout equal to 200% of Base Salary and a minimum payout equal to 0% of Base Salary. The Annual Bonus awarded for a fiscal year shall be determined by the Board after the end of the fiscal year to which such Annual Bonus relates, and any such Annual Bonus shall be paid at the same time as annual bonuses are paid to the other senior executives of the Company in the year following the fiscal year to which it relates. In order to be eligible to receive an Annual Bonus, Executive must remain an employee of the Company through the date such Annual Bonus is paid.”

2.Section 5 is hereby amended to add the following as new paragraphs to the end thereof, effective as of the Effective Date:

“Subject to the terms of the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated from time to time (the “Coty LTIP”) and award agreements to be executed by Executive and the Company in connection therewith, Executive will receive the following additional awards:

(a)An award of 10,416,667 restricted stock units (the “RSU Award”) that will settle in Shares (as defined in the Coty LTIP), which will be granted on or around May 4, 2023 (or at the discretion of the Board during the next open trading window thereafter). The RSU Award will vest in five tranches pursuant to the following vesting schedule: (i) 15% on September 1, 2024 (“Tranche 1 RSUs”), (ii) 15% on
September 1, 2025 (“Tranche 2 RSUs”), (iii) 20% on September 1, 2026 (“Tranche

3 RSUs”), (iv) 20% on September 1, 2027 (“Tranche 4 RSUs”); and (v) 30% on September 1, 2028 (“Tranche 5 RSUs”), in each case subject to the Executive’s continued employment through the applicable vesting date. The award agreement shall provide that if Executive is involuntarily terminated by the Company without Cause or due to death or Disability on or prior to September 1, 2026, to the extent not already vested, the Tranche 1 RSUs, Tranche 2 RSUs, and Tranche 3 RSUs shall become fully vested on the date of such termination. The award agreement shall also provide that if Executive is involuntarily terminated by the Company without Cause or due to death or Disability on or following September 1, 2026 but prior to September 1, 2027, a pro-rata portion of the Tranche 4 RSUs shall vest on the date of such termination equal to the number of Tranche 4 RSUs multiplied by a fraction, the numerator of which is the number of days elapsed from September 1, 2026 to the date of the Executive’s termination and the denominator of which is 365. If the Executive is involuntarily terminated by the Company without Cause or due to death or Disability on or following September 1, 2027 but prior to September 1, 2028, a pro-rata portion of the Tranche 5 RSUs shall vest on the date of such termination equal to the number of Tranche 5 RSUs multiplied by a fraction, the numerator of which is the number of days elapsed from September 1, 2027 to the date of Executive’s termination and the denominator of which is 365. For the avoidance of doubt, other than as a result of an involuntary termination by the Company of Executive without Cause or due to Death or Disability, there shall be no acceleration of the vesting of all or any portion of the RSU Award.

(b)An award of 2,083,333 performance restricted stock units (each, a “PRSU Award”) on or around each of May 4, 2023 (the “2023 PRSU Award”), September 1, 2024, September 1, 2025, September 1, 2026, and September 1, 2027 (or, in each case, at the discretion of the Board in the next open trading window following such date). The 2023 PRSU Award shall vest in full on September 1, 2026, subject to (i) Executive’s continuous service with the Company through such date, and (ii) Executive’s achievement of three-year performance objectives determined by the Board (upon the recommendation of the RNC), aligned with the performance objectives established for performance restricted stock units to be granted to other officers of the Company in October 2023. Each other PRSU Award shall vest in full on the third anniversary of such PRSU Award’s grant date, in each case, subject to (i) Executive’s continuous service with the Company through the third anniversary of such PRSU Award’s grant date, and (ii) Executive’s achievement of performance objectives to be determined by the Board (upon the recommendation of the RNC.

In the event that (i) Executive enters into a “tag along” agreement (the “Tag Along Agreement”) with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), or an affiliate thereof (collectively, “JAB”), and (ii) Executive participates in a “tag along” sale (as such term is defined in the Tag Along Agreement) with JAB whereby JAB and Executive sell Common Shares for cash in a privately negotiated transaction (i.e., not a public offering), subject to the approval of the Board and Executive’s continuous service with the Company as of such date, the Company will grant Executive new options to acquire Shares (“Reload Options”) in an amount equal to the number of Shares sold by Executive in such transaction. The Reload Options shall have a strike price equal to the greater of (x) the volume weighted average price for Shares at the time of a relevant transaction and (y) the

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fair market value on the date of grant, and in each case have such other terms and conditions as contained in the applicable award agreement.”

3.Section 7 is hereby deleted in its entirety and replaced with the following, effective as of the Effective Date:

“Business Expenses. During the Employment Term, the Company shall reimburse Executive’s travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of her duties hereunder, in accordance with the Company’s policies as in effect from time to time, including reimbursement or provision of: first-class commercial, private or chartered air travel; first-class accommodations for business-related travel (or, at the Executive’s election, short or long term rental or leased apartments for business-related travel or stays, including such lodging’s associated expenses (e.g. utilities); and reimbursement of representational expenses up to EUR 30,000 per year (pro-rated for partial years). Subject to any limitations and conditions that may apply at applicable law, Executive hereby authorizes the Company to deduct from any sums owing to her (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time.”

4.Section 9 is hereby deleted in its entirety and replaced with the following, effective as of the Effective Date:

“Tax Assistance. During the Employment Term, the Company shall pay, or reimburse Executive, for assistance with income and tax reporting obligations related to Executive’s services with the Company in any required jurisdiction in accordance with the Company’s policies as in effect from time to time, including any costs incurred by Executive in connection with the provision to Executive of tax advice or legal assistance required in connection with the grant, vesting and/or settlement of the awards provided for in Section 5 hereof.”

5.General Terms and Conditions. Except as modified by this Amendment, the Agreement shall remain in full force and effect; provided, that in the event that any provision in this Amendment conflicts with the Agreement, the terms of this Amendment shall govern. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflict of laws. The parties hereto irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or if appropriate, a federal court located in the State of New York (which courts, for purposes of this Amendment, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Amendment or the subject matter hereof. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Amendment in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial

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determination of her incompetence, reference in this Amendment to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the date and year first above written.

COTY INC.

By:    /s/ Peter Harf
Name: Peter Harf
Title:    Chairman of the Board EXECUTIVE
                         /s/ Sue Nabi
SUE Y. NABI